Exhibit 5.1

March 28, 2018

Alpine Immune Sciences, Inc.

201 Elliott Avenue West, Suite 230

Seattle, Washington 98119

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Alpine Immune Sciences, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,599,031 shares of your common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 256,500 shares of common stock to be issued under the Amended and Restated 2015 Stock Plan, as amended (the “Stock Plan”); (ii) 263,124 shares of common stock reserved for issuance upon the exercise of options outstanding under the Stock Plan; (iii) 831,934 shares of common stock to be issued under the 2015 Equity Incentive Plan (the “Equity Incentive Plan” and together with the Stock Plan, the “Plans”); and (iv) 247,473 shares of common stock reserved for issuance upon the exercise of options outstanding under the Equity Incentive Plan. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.